Exhibit 99.1

NEWS RELEASE

Contact:

Kent Grisham

For Immediate Release

Phone:

402-943-1338

February 27, 2007

E-mail:

kent.grisham@kiewit.com

KIEWIT REPORTS 2006 RESULTS

Omaha, NE – Peter Kiewit Sons’, Inc. announced today that revenues increased 22 percent in 2006 to $5.05 billion compared to 2005 revenues of $4.15 billion.  Net income including earnings attributable to redeemable common stock is reported as $274 million, up 20 percent from 2005.  Both revenue and incomes figures exceed preliminary estimates released in January, 2007.

Kiewit’s construction operations accounted for 96 percent of its revenue with mining operations accounting for the remaining four percent.  Mining revenues increased in 2006 to $196 million compared to $171 million in 2005.

Kiewit’s backlog also increased to $6.3 billion at the end of 2006, compared to $5.8 billion for the same time in 2005.  Additionally, Kiewit was the selected or low-bid contractor on $818 million worth of construction work that had not been awarded at the end of the year.

The 2006 year-end formula value of Kiewit’s employee-owned common stock of $58.30 represents a total return (including dividends paid during 2006 of $1.65 per share) increase of 25 percent over the 2005 year-end price of $47.90.

“Congratulatory comments are being shared by everyone at Kiewit on another great year,” said company spokesman Kent Grisham.  “Everyone plays a role in this kind of success.  We believe in a bright future for the company because we remain focused on the Kiewit basics – build projects safely, on time and on budget.”

Kiewit is one of North America’s largest and most respected construction and engineering organizations and is the successor to a construction business founded in 1884.  Headquartered in Omaha, Nebraska, the employee-owned company operates through a network of subsidiaries in the United States and Canada.  Kiewit offers construction and engineering services in a variety of sectors including transportation, buildings, water and power, underground facilities, industrial, oil and gas facilities, mining and offshore facilities.  Kiewit’s workforce includes approximately 5,600 salaried and hourly staff along with more than 11,000 craft workers.

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Forward-looking and Cautionary Statements:  Some of the statements made in this news release may be forward looking in nature.  Actual results may differ from any such statements.  Peter Kiewit Sons’, Inc. undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise.  Additional information concerning Peter Kiewit Sons’, Inc. can be found within its filings with the U.S. Securities and Exchange Commission.